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EXHIBIT 21.01

GRIC COMMUNICATIONS, INC.
SUBSIDIARIES OF REGISTRANT

Name	Place of Incorporation or Organization
GRIC International Corporation	Delaware, USA
GRIC Asia-Pacific Pte. Ltd.	Singapore
GRIC Communications (M) Sdn Bhd	Malaysia
GRIC International (HK) Limited	Hong Kong
GRIC International (UK) Limited*	United Kingdom
GRIC Software India Private Limited	India

*
Established in January 2001

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GRIC COMMUNICATIONS, INC. SUBSIDIARIES OF REGISTRANT